Exhibit 99.3

DocuSign Announces Closing of $690.0 Million of 0% Convertible Senior Notes Due 2024, Including Full Exercise of Initial Purchasers’ $90.0 Million Option to Purchase Additional Notes
SAN FRANCISCO, January 15, 2021 /PRNewswire/ -- DocuSign, Inc. (Nasdaq: DOCU) today announced that it has closed its offering of 0% convertible senior notes due 2024 (the “notes”) for gross proceeds of $690.0 million, including the full exercise of the $90.0 million option to purchase additional notes granted by DocuSign to the initial purchasers. The notes were sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).
The notes are general unsecured, senior obligations of DocuSign that do not bear regular interest, and the principal amount of the notes will not accrete. The notes mature on January 15, 2024, unless repurchased or converted in accordance with their terms prior to such date. Prior to October 15, 2023, the notes are convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the notes may be settled in shares of DocuSign common stock, cash or a combination of cash and shares of DocuSign common stock, at the election of DocuSign.
The notes have an initial conversion rate of 2.3796 shares of DocuSign common stock per $1,000 principal amount of notes (which is subject to adjustment in certain circumstances). This is equivalent to an initial conversion price of approximately $420.24 per share. The initial conversion price represents a premium of approximately 60% to the $262.65 per share closing price of DocuSign common stock on The Nasdaq Global Select Market on January 12, 2021.
DocuSign estimates that the net proceeds from the offering will be approximately $677.3 million, after deducting the initial purchasers’ discount and commissions and estimated offering expenses payable by DocuSign. DocuSign used approximately $31.4 million of the net proceeds from the offering of the notes to pay the cost of the capped call transactions described below. In addition, DocuSign used approximately $460.0 million of the net proceeds from the offering, together with approximately 4.7 million shares of DocuSign common stock, to repurchase $460.0 million aggregate principal amount of its 0.50% Convertible Senior Notes due 2023. DocuSign intends to use the remainder of the net proceeds for working capital and other general corporate purposes.
In connection with the pricing of the notes and the full exercise of the option by the initial purchasers to purchase additional notes, DocuSign has entered into privately negotiated capped call transactions with one or more of the initial purchasers of the notes or their respective affiliates and other financial institutions (the “capped call counterparties”). The capped call transactions cover, subject to customary anti-dilution adjustments, the number of shares of DocuSign common stock underlying the notes sold in the offering. The capped call transactions are expected generally to reduce or offset potential dilution to holders of DocuSign common stock upon conversion of the notes and/or offset any cash payments that DocuSign could be required to make in excess of the principal amount of any converted notes, with such reduction and/or offset subject to a cap.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of DocuSign common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Offers of the notes are being made only by means of a private offering memorandum.
The notes and any shares of DocuSign common stock issuable upon conversion of the notes have not been registered under the Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.
Use of forward-looking statements
This press release contains “forward-looking statements” including, among other things, the potential effects of capped call transactions and statements relating to the expected use of proceeds from the offering. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, prevailing market conditions, the anticipated use of the net proceeds of the offering, which could change as a result of market conditions or for other reasons, the impact of general economic, industry or political conditions in the United States or internationally, and risks related to the impact of the COVID-19 pandemic on DocuSign’s business, financial condition and results of operations. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect DocuSign’s business and financial results, please review the “Risk Factors” described in DocuSign’s Annual Report on Form 10-K for the year ended January 31, 2020 and DocuSign’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2020 filed with the Securities and Exchange Commission (the “SEC”) and in DocuSign’s other filings with the SEC. DocuSign undertakes no obligation, and does not intend, to update these forward-looking statements after the date of this release, except as required by law.
Investor Relations:
Annie Leschin
VP Investor Relations
investors@docusign.com

Media Relations:
Adrian Wainwright
Head of Communications
media@docusign.com
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